CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Global Medium-Term Notes, Series A	$4,143,000	$295.40

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

Pricing Supplement dated March 19, 2010 (To the Prospectus dated February 10, 2009 and the Prospectus Supplement dated March 1, 2010)	Filed Pursuant to Rule 424(b)(2) Registration No. 333-145845

$4,143,000 Buffered Return Enhanced Notes Linked to the Performance of Baskets of Currencies due April 5, 2011 Global Medium-Term Notes, Series A

General

•	Senior unsecured obligations of Barclays Bank PLC maturing April 5, 2011[1].

•	Minimum denominations of $10,000 and integral multiples of $1,000 in excess thereof.

•	The Notes priced on March 19, 2010 (the “pricing date”) and are expected to issue on or about March 24, 2010 (the “settlement date”).

Key Terms	Terms used in this pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

Issuer:	Barclays Bank PLC

Reference Asset:

2 weighted baskets, the first basket (the “Long Reference Currency Basket”) consisting of the currency exchange rates between (i) the U.S. dollar and the Brazilian real (the “USDBRL” currency exchange rate), (ii) the U.S. dollar and the Turkish lira (the “USDTRY” currency exchange rate), and (iii) the U.S. dollar and the Indonesian rupiah (the “USDIDR” currency exchange rate), and the second basket (the “Short Reference Currency Basket”) consisting of the currency exchange rates between (a) the U.S. dollar and the Japanese yen (the “USDJPY” currency exchange rate) and (b) the U.S. dollar and the U.S. dollar (the “USDUSD” currency exchange rate) (each, a “currency exchange rate” and a “basket component” and each of Brazilian real, Turkish lira, Indonesian rupiah and Japanese yen, a “reference currency”). The currency exchange rates on any given day, including the pricing date and the averaging dates, will be determined by the calculation agent with reference to the following:

(a)     where the currency exchange rate is USDBRL, the ask price reported on Bloomberg Page BZFXPTAX at approximately 6:00 p.m., Sao Paulo time, on the relevant date;

(b)     where the currency exchange rate is USDTRY, the Turkish lira per Euro rate that appears to the right of the caption “TRY” at approximately 2:15 p.m., Frankfurt time, on the relevant date divided by the U.S. dollar per Euro rate which appears on Reuters screen “ECB37” to the right of the caption “USD” at approximately 2:15 p.m., Frankfurt time, on the relevant date;

(c)     where the currency exchange rate is USDIDR, the rate that appears to the right of the caption “Spot” under the column “IDR” which appears on Reuters screen “ABSIRFIX01” at approximately 11:30 a.m., Singapore time, on the relevant date;

(d)     where the currency exchange rate is USDJPY, the rate that appears on Bloomberg screen WMCO1 to the right of the caption “JPY” under the caption “MID” at approximately 4 p.m., London time on the relevant date;

(e)     where the currency exchange rate is USDUSD, the currency exchange rate will be set to “1”.

Upside Leverage Factor:	2.77

Maximum Return:	27.70%

Payment at Maturity:

If the reference asset return is positive, you will receive a cash payment that provides you with a return per $1,000 principal amount Note equal to the reference asset return multiplied by the upside leverage factor, subject to the maximum return on the Notes of 27.70%. For example, if the reference asset return is 10.00% or more, you will receive the maximum return on the Notes of 27.70%, which entitles you to the maximum payment of $1,277.00 for every $1,000 principal amount Note that you hold. Accordingly, if the reference asset return is positive, your payment per $1,000 principal amount Note will be calculated as follows, subject to the maximum return:

$1,000 + [$1,000 × (Reference Asset Return × Upside Leverage Factor)]

If the reference asset return is negative, your principal is protected up to a reference asset return of –10%. If the reference asset return is equal to or less than 0% and greater than or equal to –10%, you will receive the principal amount of your Notes at maturity.

If the reference asset return is less than –10%, you will lose 1.1111% of the principal amount of your Notes for every 1% that the reference asset return is less than –10%. Accordingly, your payment per $1,000 principal amount Note will be calculated as follows:

$1,000 + [($1,000 × (Reference Asset Return + 10%) × Downside Leverage Factor]

You will lose some or all of your investment at maturity if the reference asset return is less than -10%. However, the payment at maturity will not be less than $0.00.

Buffer Percentage:	10%

Downside Leverage Factor	1.1111

Reference Asset Return:	The performance of the baskets, expressed as a percentage and calculated as follows: Final Level – Initial Level Initial Level

Initial Level:	Set equal to 100 on the pricing date.

Final Level:

The Final Level will be calculated as follows:

100 × [1 + (USDBRL return × 1/3) + (USDTRY return × 1/3) + (USDIDR return × 1/3) + (USDJPY return × -1/2) + (USDUSD return × -1/2)]

The returns set forth in the formula above reflect the performance of the currency exchange rates as described under “Currency Performance” below.

Currency Performance:

The performance of the currency exchange rate from the initial rate to the final rate, calculated as follows:

Initial Rate – Final Rate

Initial Rate

Where,

Initial Rate = the initial rate for each basket component is 1.7954 with respect to USDBRL, 1.53351 with respect to USDTRY, 9127 with respect to USDIDR and 90.51 with respect to USDJPY, which, in each case, is the currency exchange rate on the pricing date, determined as described under “Description of the Reference Asset.”

Final Rate = with respect to each currency exchange rate, the arithmetic average of the currency exchange rate on each of the five averaging dates, determined as described under “Description of the Reference Asset.”

The “USDUSD return,” which represents the performance of the U.S. dollar against itself, will be equal to zero.

Averaging Dates:	March 25, 2011[1], March 28, 2011[1], March 29, 2011[1], March 30, 2011[1] and March 31, 2011[1] (the “final averaging date”)

Maturity Date:	April 5, 2011[1]

Calculation Agent:	Barclays Bank PLC

CUSIP/ISIN:	06740LAM7/US06740LAM72

[1]

Subject to postponement in the event of a market disruption event and as described under “Reference Assets—Currency Exchange Rates—Market Disruption Events Relating to Securities with the Reference Asset Comprised of a Currency Exchange Rate or Currency Exchange Rates” and “Reference Assets—Baskets—Market Disruption Events for Securities with the Reference Asset Comprised of a Basket of Multiple Indices, Equity Securities, Foreign Currencies, Interest Rates, Commodities, Any Other Assets or Any Combination Thereof” in the prospectus supplement. If any averaging date is not a scheduled trading day, then such averaging date will be the next succeeding scheduled trading day, and any subsequent averaging dates will be postponed to occur on the next following scheduled trading days. If the final averaging date is postponed because it is not a scheduled trading day, then the maturity date will be postponed so that the number of business days between the final averaging date (as postponed) and the maturity date (as postponed) remains the same.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-5 of the prospectus supplement and “Selected Risk Considerations” beginning on page PS-7 of this pricing supplement.

We may use this pricing supplement in the initial sale of Notes. In addition, Barclays Capital Inc. or another of our affiliates may use this pricing supplement in market resale transactions in any Notes after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market resale transaction.

The Notes are not bank deposits and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank. The Notes are not guaranteed under the Federal Deposit Insurance Corporation’s Temporary Liquidity Guarantee Program

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

	Price to Public[2]	Agent’s Commission	Proceeds to Barclays Bank PLC
Per Note	100%	1.00%	99.00%
Total	$4,143,000	$41,430	$4,101,570

[2]

The price to the public for any single purchase by an investor in certain trust accounts, who is not being charged the full selling concession or fee by other dealers of approximately 1.00%, is 99.00%. The price to the public for all other purchases of Notes is 100%.

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this pricing supplement together with the prospectus dated February 10, 2009, as supplemented by the prospectus supplement dated March 1, 2010 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part. This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated February 10, 2009:

http://www.sec.gov/Archives/edgar/data/312070/000119312509023285/dposasr.htm

•	Prospectus Supplement dated March 1, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510043357/d424b3.htm

Our SEC file number is 1-10257. As used in this pricing supplement, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

What is the Total Return on the Notes at Maturity Assuming a Range of Performance for the Reference Asset?

The following table illustrates the hypothetical total return at maturity on the Notes. The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount Note to $1,000. The hypothetical total returns and examples set forth below are based on the initial rates as stated below, the upside leverage factor of 2.77 and the maximum return on the Notes of 27.70%. The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the Notes. The numbers appearing in the following table and examples have been rounded for ease of analysis.

Final Level	Reference Asset Return	Payment at Maturity	Total Return on the Notes
155.00	55.00%	$1,277.00	27.70%
145.00	45.00%	$1,277.00	27.70%
135.00	35.00%	$1,277.00	27.70%
125.00	25.00%	$1,277.00	27.70%
115.00	15.00%	$1,277.00	27.70%
110.00	10.00%	$1,277.00	27.70%
105.00	5.00%	$1,138.50	13.85%
100.00	0.00%	$1,000.00	0.00%
95.00	-5.00%	$1,000.00	0.00%
90.00	-10.00%	$1,000.00	0.00%
85.00	-15.00%	$944.45	-5.56%
80.00	-20.00%	$888.89	-11.11%
70.00	-30.00%	$777.78	-22.22%
60.00	-40.00%	$666.67	-33.33%
50.00	-50.00%	$555.56	-44.44%
40.00	-60.00%	$444.45	-55.56%
30.00	-70.00%	$333.34	-66.67%
20.00	-80.00%	$222.23	-77.78%
10.00	-90.00%	$111.12	-88.89%
0.00	-100.00%	$0.00	-100.00%

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the total returns set forth in the table above are calculated.

PS–2

Example 1: In this case, two of the reference currencies comprising the Long Reference Currency Basket strengthen against the U.S. dollar (this occurs when C(i)Final decreases from C(i) Initial, reflecting a fewer number of reference currency per U.S. dollar), and the other reference currency comprising the Long Reference Currency Basket weakens against the U.S. dollar (this occurs when C(i)Final increases from C(i) Initial, reflecting a greater number of reference currency per U.S. dollar). The Japanese yen strengthens against the U.S. dollar (this occurs when C(i)Final decreases from C(i) Initial, reflecting a fewer number of Japanese yen per U.S. dollar).

Step 1: Calculate the Currency Performance for each Basket Component.

	Basket Component (C(i))	Initial Rate (C(i) Initial)	Final Rate (C(i) Final)	Weight (Wi)	Currency Performance
Long Reference Currency Basket	USDBRL	1.7954	1.6159	1/3	10.00%
	USDTRY	1.53351	1.38016	1/3	10.00%
	USDIDR	9127	9310	1/3	-2.00%

Short Reference Currency Basket	USDJPY	90.51	88.70	1/2	2.00%
	USDUSD	1	1	1/2	0.00%

The Currency Performance of each basket component is the performance of the currency exchange rate from the initial rate to the final rate, calculated as follows:

Initial Rate – Final Rate

Initial Rate

Step 2: Calculate the Final Level in respect of the Baskets.

The Final Level is calculated as follows:

100 × [1+ (10.00% × 1/3) + (10.00% × 1/3) + (-2.00% × 1/3) + (2.00% × -1/2) + (0.00% × -1/2)] = 105

Step 3: Calculate the Reference Asset Return.

The reference asset return reflects the performance of the baskets, calculated as follows:

Final Level - Initial Level	=	105 - 100	= 5.00%
Initial Level		100

Step 4: Calculate the Payment at Maturity.

Because the reference asset return of 5.00% multiplied by 2.77 does not exceed the hypothetical maximum return of 27.70%, the investor receives a payment at maturity of $1,138.50 per $1,000 principal amount Note, calculated as follows:

$1,000 + [$1,000 × (Reference Asset Return × Upside Leverage Factor)]

$1,000 + [$1,000 × (5.00% × 2.77)] = $1,138.50

Example 2: In this case, one reference currency comprising the Long Reference Currency Basket strengthens against the U.S. dollar (this occurs when C(i)Final decreases from C(i) Initial, reflecting a fewer number of reference currency per U.S. dollar), and the other two reference currencies comprising the Long Reference Currency Basket weaken against the U.S. dollar (this occurs when C(i)Final increases from C(i) Initial, reflecting a greater number of reference currency per U.S. dollar). The Japanese yen weakens against the U.S. dollar (this occurs when C(i)Final increases from C(i) Initial, reflecting a greater number of Japanese yen per U.S. dollar).

Step 1: Calculate the Currency Performance for each Basket Component.

	Basket Component (C(i))	Initial Rate (C(i) Initial)	Final Rate (C(i) Final)	Weight (Wi)	Currency Performance
Long Reference Currency Basket	USDBRL	1.7954	1.7595	1/3	2.00%
	USDTRY	1.53351	1.68686	1/3	-10.00%
	USDIDR	9127	10040	1/3	-10.00%

Short Reference Currency Basket	USDJPY	90.51	92.32	1/2	-2.00%
	USDUSD	1	1	1/2	0.00%

PS–3

The Currency Performance of each basket component is the performance of the currency exchange rate from the initial rate to the final rate, calculated as follows:

Initial Rate – Final Rate

Initial Rate

Step 2: Calculate the Final Level in respect of the Baskets.

The Final Level is calculated as follows:

100 × [1+ (2.00% × 1/3) + (-10.00% × 1/3) + (-10.00% × 1/3) + (-2.00% × -1/2) + (0.00% × -1/2)] = 95

Step 3: Calculate the Reference Asset Return.

The reference asset return reflects the performance of the baskets, calculated as follows:

Final Level - Initial Level	=	95 - 100	= -5.00%
Initial Level		100

Step 4: Calculate the Payment at Maturity.

Because the reference asset return is negative but not less than the buffer percentage of –10%, the investor will receive a payment at maturity of $1,000 per $1,000 principal amount Note.

Example 3: In this case, all three reference currencies comprising the Long Reference Currency Basket strengthen against the U.S. dollar (this occurs when C(i)Final decreases from C(i) Initial, reflecting a fewer number of reference currency per U.S. dollar), and the Japanese yen weakens against the U.S. dollar (this occurs when C(i)Final increases from C(i) Initial, reflecting a greater number of Japanese yen per U.S. dollar).

Step 1: Calculate the Currency Performance for each Basket Component.

	Basket Component (C(i))	Initial Rate (C(i) Initial)	Final Rate (C(i) Final)	Weight (Wi)	Currency Performance
Long Reference Currency Basket	USDBRL	1.7954	1.5261	1/3	15.00%
	USDTRY	1.53351	1.30348	1/3	15.00%
	USDIDR	9127	7758	1/3	15.00%

Short Reference Currency Basket	USDJPY	90.51	108.61	1/2	-20.00%
	USDUSD	1	1	1/2	0

The Currency Performance of each basket component is the performance of the currency exchange rate from the initial rate to the final rate, calculated as follows:

Initial Rate – Final Rate

Initial Rate

Step 2: Calculate the Final Level in respect of the Baskets.

The Final Level is calculated as follows:

100 × [1+ (15.00% × 1/3) + (15.00% × 1/3) + (15.00% × 1/3) + (-20.00% × -1/2) + (0.00% × -1/2)] = 125

PS–4

Step 3: Calculate the Reference Asset Return.

The reference asset return reflects the performance of the baskets, calculated as follows:

Final Level - Initial Level	=	125 - 100	= 25.00%
Initial Level		100

Step 4: Calculate the Payment at Maturity.

Because the reference asset return of 25.00% multiplied by 2.77 exceeds the hypothetical maximum return of 27.70%, the investor receives a payment at maturity of $1,277.00 per $1,000 principal amount Note, the maximum payment on the Notes.

Example 4: In this case, all three reference currencies comprising the Long Reference Currency Basket weaken against the U.S. dollar (this occurs when C(i)Final increases from C(i) Initial, reflecting a greater number of reference currency per U.S. dollar), and the Japanese yen strengthens against the U.S. dollar (this occurs when C(i)Final decreases from C(i) Initial, reflecting a fewer number of Japanese yen per U.S. dollar).

Step 1: Calculate the Currency Performance for each Basket Component.

	Basket Component (C(i))	Initial Rate (C(i) Initial)	Final Rate (C(i) Final)	Weight (Wi)	Currency Performance
Long Reference Currency Basket	USDBRL	1.7954	1.9750	1/3	-10.00%
	USDTRY	1.53351	1.68686	1/3	-10.00%
	USDIDR	9127	10040	1/3	-10.00%

Short Reference Currency Basket	USDJPY	90.51	72.41	1/2	20.00%
	USDUSD	1	1	1/2	0

The Currency Performance of each basket component is the performance of the currency exchange rate from the initial rate to the final rate, calculated as follows:

Initial Rate – Final Rate

Initial Rate

Step 2: Calculate the Final Level in respect of the Baskets.

The Final Level is calculated as follows:

100 × [1+ (-10.00% × 1/3) + (-10.00% × 1/3) + (-10.00% × 1/3) + (20.00% × -1/2) + (0.00% × -1/2)] = 80

Step 3: Calculate the Reference Asset Return.

The reference asset return reflects the performance of the baskets, calculated as follows:

Final Level - Initial Level	=	80 - 100	= -20.00%
Initial Level		100

Step 4: Calculate the Payment at Maturity.

Because the reference asset return is less than the buffer percentage of –10%, the investor will receive a payment at maturity of $888.89 per $1,000 principal amount Note calculated as follows:

$1,000 + [$1,000 × (-20% + 10%) × 1.111] = $888.89

Selected Purchase Considerations

•

Appreciation Potential—The Notes provide the opportunity to enhance returns by multiplying a positive reference asset return by the upside leverage factor, up to the maximum return on the Notes of 27.70%, or $1,277.00 for every $1,000 principal amount Note. Because the Notes are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.

PS–5

•

Limited Protection Against Loss—Payment at maturity of the principal amount of the Notes is protected against a negative reference asset return of up to -10%. If the reference asset return is less than -10%, you will lose an amount equal to 1.1111% of the principal amount of your Notes for every 1% that the reference asset return is less than -10%.

•

Certain U.S. Federal Income Tax Considerations—Some of the tax consequences of your investment in the Notes are summarized below. The discussion below supplements and modifies the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. To the extent that the discussion below is inconsistent with the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement, the discussion below supersedes the discussion in the prospectus supplement. As described in the prospectus supplement, this section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your Notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement.

The United States federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described below. Pursuant to the terms of the Notes, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your Notes as a pre-paid cash-settled executory contract with respect to the Reference Asset. If your Notes are so treated, you should generally recognize gain or loss upon the sale or maturity of your Notes in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Notes. Such gain or loss will generally be exchange gain or loss.

Exchange gain or loss will generally be treated as U.S. source ordinary income or loss. However, we believe it would be reasonable to take the position that you are permitted to elect to treat the gain or loss that you recognize with respect to your Notes as capital gain or loss, which would be long-term capital gain or loss if you have held your Notes for more than one year. More specifically, a taxpayer may elect to treat the gain or loss from a “forward contract” or a “similar financial instrument” with respect to foreign currency as capital gain or loss. We believe that it would be reasonable to take the position that the Notes should be treated as a “forward contract” or a “similar financial instrument” for this purpose and that therefore a holder can make the election with respect to the Notes.

You may make the election described above by clearly identifying your Notes as subject to such election in your books and records on the date you acquire your Notes. You must further verify your election by attaching a statement to your income tax return which must (i) set forth a description and date of the election, (ii) state that the election was entered into before the close of the date that you acquired your Notes, (iii) describe any security for which this election was in effect on the date such security was exercised, sold or exchanged during the taxable year, (iv) state that your Notes were never part of a “straddle” as defined in Section 1092 of the Code and (v) state that all transactions subject to the election are included on the statement. Alternatively, you will be treated as having satisfied the election and verification requirements if you acquire, hold and dispose of your Notes in an account with an unrelated broker or dealer and the following requirements are met: (i) only transactions entered into on or after the date the account was established may be recorded in the account, (ii) transactions involving the Notes are entered into the account on the date the transactions are entered into and (iii) the broker or dealer provides you with a statement detailing the transactions conducted through the account and includes in such statement the following language: “Each transaction identified in this account is subject to the election set forth in section 988(a)(1)(B).” Your election may not be effective if you do not comply with the election and verification requirements. You should consult your tax advisor about how this election might be made with respect to your Notes.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Notes in the manner described above. This opinion assumes that the description of the terms of the Notes in this pricing supplement is materially correct.

Treasury Regulations Requiring Disclosure of Reportable Transactions. Treasury regulations require United States taxpayers to report certain transactions that give rise to a loss in excess of certain thresholds. Under these regulations, a United States holder that recognizes a loss with respect to the Notes that is attributable to changes in the spot exchange rate of a foreign currency will be required to report the loss on Internal Revenue Service Form 8886 if such loss exceeds the thresholds set forth in the regulations. For individuals and trusts, this loss threshold is $50,000 in any single taxable year. For other types of taxpayers and other types of losses, the thresholds are higher. You should consult your tax advisor regarding any tax filing and reporting obligations—including any protective filings—that ought to be made in connection with any loss realized in connection with acquiring, owning and disposing of Notes.

PS–6

Alternative Treatments. As discussed further in the accompanying prospectus supplement, the Treasury Department and the Internal Revenue Service are actively considering various alternative treatments that may apply to instruments such as the Notes, possibly with retroactive effect. Other alternative treatments for your Notes may also be possible under current law. For example, it is possible that the Internal Revenue Service could assert that your Notes should be treated as a non-forward executory contract over the Reference Asset. In such case, the Internal Revenue Service could take the position that the election described above, which generally permits a taxpayer to treat the gain or loss from a “forward contract” or a “similar financial instrument” with respect to foreign currency as capital gain or loss, is not available to a holder of a non-forward executory contract. Accordingly, it is possible that any gain or loss you might recognize with respect to the Notes could be U.S. source ordinary income or loss even if you make the election described above.

In December 2007, the Internal Revenue Service issued Revenue Ruling 2008-1, which concluded that an instrument with a term of three years that was economically equivalent to a euro-denominated deposit—i.e., an instrument issued for 75 euros, promising market-rate interest in euros, and a return of 75 euros at maturity—should be treated as euro-denominated indebtedness notwithstanding that it is denominated in U.S. dollars (e.g., is issued and repaid for an amount in U.S. dollars that is equal to the current value of 75 euros). We do not believe the Notes are economically equivalent to deposits in the currencies that make up the Reference Asset, however, because (a) the Notes do not provide for accruals of interest, (b) the performance of the Notes is linked to a basket of currencies, rather than a single currency, (c) the return on the Notes increases by $2.77 for each $1 increase in the value of the Reference Asset (i.e., the Notes are “leveraged”), (d) the return on the Notes does not decrease as the value of the Reference Asset decreases until the decrease exceeds 10 percent (i.e. the Notes are “buffered”) and thereafter the Notes decrease by $1.11 for every $1 decrease in the value of the Reference Asset, and (e) a portion of the Reference Asset takes a “short” position in a foreign currency. We therefore think the better view is that Revenue Ruling 2008-1 does not apply to the Notes. The intended ambit of this ruling is not clear, however, and the Internal Revenue Service could take the view that Revenue Ruling 2008-1 or the principles of Revenue Ruling 2008-1 should apply to all or a portion of your Notes. Under one such view, it is possible that a portion of your Notes could be treated as one or more debt instruments denominated in the currencies that make up the long portions of the Reference Asset. If your Notes are so treated, it is possible that (i) you could be required to accrue interest with respect to that portion of the Notes on a current basis even though you will not receive any payments from us until maturity and (ii) some or all of the gain or loss that you might recognize with respect to the Notes could be ordinary gain or loss.

In addition, it is possible that the Notes could be treated as a debt instrument denominated in U.S. dollars that is subject to the special tax rules governing contingent payment debt instruments. If your Notes are so treated, you would be required to accrue interest income over the term of your Notes and you would recognize gain or loss upon the sale or maturity of your Notes in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted basis in your Notes. Any gain you recognize upon the sale or maturity of your Notes would be ordinary income and any loss recognized by you at such time would generally be ordinary loss to the extent of interest you included in income in the current or previous taxable years with respect to your Notes, and thereafter would be capital loss.

For a further discussion of the tax treatment of your Notes as well as other possible alternative characterizations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Executory Contracts” in the accompanying prospectus supplement. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes. For additional, important considerations related to tax risks associated with investing in the Notes, you should also examine the discussion in “Selected Risk Considerations—Taxes”, in this pricing supplement.

Selected Risk Considerations

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the basket components. These risks are explained in more detail in the “Risk Factors” sections of the prospectus supplement, including but not limited to the risk factors discussed under the following headings:

•	“Risk Factors—Risks Relating to All Securities”;

•	“Risk Factors—Additional Risks Relating to Notes Which Pay No Interest”;

•	“Risk Factors—Additional Risks Relating to Securities with a Maximum Return, Maximum Rate, Ceiling or Cap”;

•	“Risk Factors—Additional Risks Relating to Notes Which Are Not Fully Principal Protected or Are Partially Protected or Contingently Protected”;

•	“Risk Factors—Additional Risks Relating to Securities Based on a Basket Comprised of More Than One Reference Asset” and

•

“Risk Factors—Additional Risks Relating to Securities with Reference Assets that are Currencies, an Index Containing Currencies, Shares or Other Interests in an Exchange-Traded Fund Invested in Currencies or Based in Part on Currencies”.

In addition to the risks discussed under the headings above, you should consider the following:

•

Your Investment in the Notes May Result in a Loss—The Notes do not guarantee any return of principal. The return on the Notes at maturity is linked to the performance of the reference asset and will depend on whether, and the extent to which, the reference asset return is positive or negative. Your investment will be exposed on a leveraged basis to negative reference asset return beyond the 10% buffer percentage.

PS–7

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Your Maximum Gain on the Notes Is Limited to the Maximum Return—If the reference asset return is positive, for each $1,000 principal amount Note, you will receive at maturity $1,000 plus an additional amount that will not exceed a predetermined percentage of the principal amount, regardless of the performance of the reference asset, which may be significant. We refer to this percentage as the maximum return, which is 27.70%.

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The Notes Provide Long Exposure to the Brazilian Real, Turkish Lira and Indonesian Rupiah compared to the U.S. Dollar and Short Exposure to the Japanese Yen compared to the U.S. dollar—The reference asset return will only be positive if, on average (weighted as described herein) the value of the Brazilian real, Turkish lira and Indonesian rupiah strengthen relative to the U.S. dollar and the Japanese yen weakens relative to the U.S. dollar. If the Brazilian real, Turkish lira or Indonesian rupiah depreciate in value relative to the U.S. dollar over the term of the Notes or the Japanese yen appreciates in value relative to the U.S. dollar over the term of the Notes, the payment at maturity, and therefore the market value of the Notes, will be adversely affected.

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Positive Currency Performance of One or More Components of the Long Reference Currency Basket Will Be Offset By Negative Currency Performance of Other Components of the Long Reference Currency Basket or the Positive Performance of the Japanese Yen—The return on the Notes depends on the reference asset return, which is based on the performance of the currency exchange rates comprising the Long Reference Currency Basket and the currency exchange rates comprising the Short Reference Currency Basket. Positive currency performances of one or more of the components of the Long Reference Currency Basket may be offset, in whole or in part, by negative currency performances of one or more of the other components of the Long Reference Currency Basket or by positive currency performance of the Japanese yen. Similarly, negative currency performance of the Japanese yen compared to the U.S. dollar may be offset, in whole or in part, by negative currency performances of the components of the Long Reference Currency Basket.

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Emerging Markets Risk—The possibility exists of significant changes in rates of exchange between a non-emerging market currency and an emerging market currency or between emerging market currencies and the possibility of the imposition or modification of exchange controls by either the U.S. or a foreign government. Such risks generally depend on economic and political events over which we have no control and such risks may be more pronounced in connection with emerging market currencies. Governments in emerging market countries have imposed from time to time, and may in the future impose, exchange controls which could affect exchange rates as well as the availability of a currency at the time of payment. Fluctuations in spot exchange rates that have occurred in the past, are not necessarily indicative of fluctuations that can occur during the term of this investment. The volatility inherent in emerging market currency transactions could significantly affect the overall return on your investment. The risks related to emerging market currencies may exist with respect to the components of the Long Reference Currency Basket.

•	No Interest Payments—As a holder of the Notes, you will not receive interest payments.

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Certain Built-In Costs Are Likely to Adversely Affect the Value of the Notes Prior to Maturity—While the payment at maturity described in this pricing supplement is based on the full principal amount of your Notes, the original issue price of the Notes includes the agent’s commission and the cost of hedging our obligations under the Notes through one or more of our affiliates. As a result, the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC will be willing to purchase Notes from you in secondary market transactions will likely be lower than the original issue price, and any sale prior to the maturity date could result in a substantial loss to you. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

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Lack of Liquidity—The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the Notes in the secondary market but are not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes.

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Credit of Issuer—The Notes are senior unsecured debt obligations of the issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any principal protection provided at maturity, depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due. In the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

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Potential Conflicts—We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

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Taxes—The federal income tax treatment of the Notes is uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described above. As discussed further in the accompanying prospectus supplement, on December 7, 2007, the Internal Revenue Service issued a notice indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the Notes even though you will not receive any payments with respect to the Notes until maturity and whether all or part of the gain you may recognize upon the sale or maturity of an instrument such as the Notes could be treated as ordinary income. The outcome of this process is uncertain and could apply on a retroactive basis. Additionally,

PS–8

the discussion of federal income taxes in this pricing supplement provides that it would be reasonable to take the position that gain from the sale or maturity of the Notes will be long-term capital gain if the Notes are held for more than one year and you properly make the election described above. However, there is a risk that the Internal Revenue Service might assert that (i) your Notes should be treated as a non-forward executory contract over the Reference Asset and that (ii) the election described above is unavailable for such contracts, in which case the Internal Revenue Service may therefore treat such gain as ordinary income. You should carefully review the tax section in this pricing supplement and consult your tax advisor with any questions.

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Many Economic and Market Factors Will Impact the Value of the Notes—In addition to the level of the reference asset on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the expected volatility of the currency exchange rates comprising the reference asset;

•	the time to maturity of the Notes;

•	interest and yield rates in the market generally;

•	a variety of economic, financial, political, regulatory or judicial events; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Historical Information

On March 19, 2010, the currency exchange rates, as determined under “Reference Asset” on the first page of this pricing supplement, were as follows: 1.7954 in respect of USDBRL, 1.53351 in respect of USDTRY, 9127 in respect of USDIDR and 90.51 in respect of USDJPY.

The following graphs set forth the historical performance of the currency exchange rates comprising the baskets from January 1, 2001 through March 19, 2010 based on information obtained from Bloomberg L.P. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg L.P. The historical performance of the currency exchange rates should not be taken as an indication of future performance of the currency exchange rates, and no assurance can be given as to the levels of the basket components on the averaging dates, other than the level of USDUSD, which level will be set to “1”. We cannot give you assurance that the performance of the currency exchange rates will result in return of any of your initial investment.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

PS–9

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

PS–10

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

Certain Employee Retirement Income Security Act Considerations

Your purchase of a Note in an Individual Retirement Account (an “IRA”), will be deemed to be a representation and warranty by you, as a fiduciary of the IRA and also on behalf of the IRA, that (i) neither the issuer, the placement agent nor any of their respective affiliates has or exercises any discretionary authority or control or acts in a fiduciary capacity with respect to the IRA assets used to purchase the Note or renders investment advice (within the meaning of Section 3(21)(A)(ii) of the Employee Retirement Income Security Act (“ERISA”)) with respect to any such IRA assets and (ii) in connection with the purchase of the Note, the IRA will pay no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA) and in connection with any redemption of the Note pursuant to its terms will receive at least adequate consideration, and, in making the foregoing representations and warranties, you have (x) applied sound business principles in determining whether fair market value will be paid, and (y) made such determination acting in good faith.

Supplemental Plan of Distribution

JPMorgan Chase Bank, N.A. and JPMorgan Securities Inc. will act as placement agents for the Notes and will receive a fee from the Company that would not exceed $10.00 per $1,000 principal amount Note.

PS–11